PRIVATE AND CONFIDENTIAL

June 12, 2014

Adam Carter
adcarter@cisco.com

RE:    Offer of Employment

Dear Adam:

We are pleased to offer you the position of Chief Commercial Officer, reporting directly to me. We believe that you will bring great value to Oclaro, and we are excited about you joining our team.

Your base compensation for the regular, full-time, exempt position will be at the annualized rate of $300,000.00. Such rate may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company. Applicable payroll deductions as required by state and federal law will be withheld from your paycheck, along with any mandatory or voluntary deductions that you authorize. The Company issues payroll on a bi-weekly basis. Your compensation package also includes:

1.Eligibility to participate in the Company’s Variable Pay Scheme, which is a discretionary arrangement that is based on Company performance of specific objectives. Your target participation level will be 60 % of your base compensation. If you are not actively employed with the Company as of the payment date, you will not be eligible to receive any variable pay, and no right to such variable pay will have accrued. Details of the Variable Pay Scheme will be provided to you by Human Resources. The Company reserves all rights to terminate, amend, suspend, withdraw or modify the Variable Pay Scheme at any time.

2.Participation in the Company’s Benefits Program is effective on your first day of employment. A Benefits Summary is enclosed. Further details will be provided to you by Human Resources at the New Hire Orientation.

3.Subject to formal approval by the Board of Directors (the "Board"), the position being offered to you includes 100,000 Restricted Stock Unit (RSU) of the Company under the terms of the Fourth Amended and Restated 2001 Long-Term Stock Incentive Plan and any other policies, laws or rulings that may govern the RSU and its issuance. The grant date of the RSU will be on the 10th day of the month following the month of your first date of employment. The first 25% of the RSU will vest on or before the first anniversary of the grant date. Specifically, the 25% vesting will occur on the February 10th, May 10th, August 10th or November 10th which occurs on or immediately preceding the one year anniversary of the date of grant. Thereafter, 6.25% of the RSU will vest each February 10th, May 10th, August 10th and November 10th over the following three years of continuous service to the Company. All vesting will cease upon termination of employment.

4.Subject to formal approval by the Board of Directors (the "Board"), the position being offered to you includes 100,000 Restricted Stock Unit (RSU) of the Company under the terms of the Fourth Amended and Restated 2001 Long-Term Stock Incentive Plan and any other policies, laws or rulings that may govern the RSU and its issuance. The grant date of the RSU will be on the 10th day of the month following the month of your first date of employment. The grant has a one year vesting period with 100% vesting on the first year anniversary of the grant date. All vesting will cease upon termination of employment.

5.Additionally, subject to formal approval by the Board of Directors (the "Board"), the position being offered to you includes a stock option to own 100,000 shares under the terms of the Company’s plan and any other policies, laws or rulings that may govern the stock options and their issuance. The exercise price of the options will be the market price at the time of formal Board approval. The stock options will vest over a four year period, with twenty-five (25%) percent vesting after the first year and the balance vesting monthly over the following three years, however, all vesting will cease upon termination of employment at will.

Pursuant to the Immigration Reform and Control Act of 1986, the Company is required to verify the identity and employment eligibility of all new hires. In order to comply with this legal obligation, we can only hire those individuals who are eligible to work in the United States. As a condition of employment, you will be required to provide documents verifying your identity and your eligibility to work in the United States; and to complete an Employment Eligibility Verification form I-9 within three (3) business days from your hire date. To verify your identity, we have enclosed a list of acceptable documents for the I-9 which you will complete at the New Hire Orientation. Please note that you will need to bring either (i) one document from List A or (ii) one document from List B and one document from List C. If you anticipate having difficulty producing the required documents, please contact the Human Resources Department at (408) 919-6070.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

To accept this offer, subject to the foregoing conditions and the other conditions set forth herein, please sign in the space provided below, and return the signed letter to me by close of business on Friday, July 2, 2014. I have enclosed a copy of the Offer Letter for your records.

This employment opportunity is contingent upon the completion of an application for employment, satisfactory references and background checks and upon your signature of the Oclaro, Inc. Employment Agreement that will be distributed and reviewed in the New Hire Orientation.

Any future employment at the Company is subject to the terms and conditions of the Company and is terminable at will by either the employee or the Company. Further details will be provided to you by Human Resources. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

Except as otherwise specifically provided for in the Executive Severance and Retention Agreement to be entered into between you and Oclaro effective on your first date of employment by Oclaro (the form of which is attached hereto as Annex 1) the offer outlined in this Offer Letter contains the entire agreement between you and the Company and constitutes the complete, final and exclusive embodiment of the subject matter herein. This Offer Letter is executed without reliance upon any promise, warranty, or representation by the Company or any representatives of the Company not expressly contained herein. This Offer Letter may not be modified unless in writing signed by the Company’s Chief Executive Officer, except that the policies of the company may be modified from time to time with reasonable advance notice.

We look forward to your joining Oclaro and hope that you find your employment with the Company enjoyable and professionally rewarding.

Yours Sincerely,

/s/ GREG DOUGHERTY

Greg Dougherty
CEO, Oclaro

I HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS AGREEMENT. I FULLY INTEND TO COMPLY WITH, AND BE BOUND BY, THE PROVISIONS SET FORTH HEREIN.

I accept this offer of employment with Oclaro, Inc. and will begin work no later than July 28, 2014. I AM NOT RELYING ON ANY REPRESENTATIONS OTHER THAN AS SET FORTH ABOVE.

Date: ___2nd July 2014_______________________________

Signed: _/s/ ADAM CARTER___________________________
Adam Carter

ANNEX 1

OCLARO, INC.
Executive Severance and Retention Agreement
THIS EXECUTIVE SEVERANCE AND RETENTION AGREEMENT (the “Agreement”) by and between Oclaro, Inc., a Delaware corporation (the “Company”), and Adam Carter (the “Executive”) is made as of July __, 2014 (the “Effective Date”).
WHEREAS, the Company and Executive wish to provide for agreed-upon severance arrangements in the event that the Executive ceases to be an employee of the Company under certain circumstances prior to any change in control of the Company,
WHEREAS, the Company also recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders, and
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of termination under certain circumstances or a change in control of the Company and related events and circumstances.
NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement under the terms and subject to the provisions, provided below.
1.Key Definitions.
As used herein, the following terms shall have the following respective meanings:
1.1 “Cause” means:
(a)the Executive’s willful and continued failure to substantially perform Executive’s reasonable assigned duties as an employee of the Company (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board that specifically identifies the manner in which the Board believes the Executive has not substantially performed the Executive’s duties; provided that, for purposes of Section 3.1, for all Executives other than the Chief Executive Officer (“CEO”), substantial performance shall be determined by the CEO and such written demand for substantial performance shall be provided by the CEO; or

(b)the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this Section 1.1, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

1.2 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a)through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.2; or

(b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no

Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
(d)approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.3 “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

1.4 “Disability” means the Executive’s incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative. Notwithstanding anything to the contrary herein, for purposes of this Agreement, each reference to the Company’s termination of the Executive’s employment without Cause shall be deemed to exclude the Company’s termination of the Executive’s employment by reason of his or her Disability.

1.5 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (d) below.

(a) a material diminution in the Executive’s authority, duties or responsibilities as in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the definitive written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of a resolution providing for a Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”);

(b) a material diminution in the Executive’s base compensation as in effect on the Measurement Date or as the same may be increased from time to time thereafter;

(c) a change by the Company in the location at which the Executive performs Executive’s principal duties for the Company to a new location that is both (i) outside a radius of 35 miles from the Executive’s principal residence immediately prior to the Measurement Date and (ii) more than 20 miles from the location at which the Executive performed Executive’s principal duties for the Company immediately prior to the Measurement Date; or

(d) any other action or inaction that constitutes a material breach by the Company of this Agreement.

2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, (b) the termination of the Executive’s employment with the Company prior to the expiration of the Term, other than by reason of a termination by the Company without Cause or a termination of the Executive’s employment by reason of a Disability prior to the occurrence of a Change in Control, (c) the fulfillment by the Company of all of its obligations under Section 3 if the Executive’s employment with the Company is terminated without Cause prior to a Change in Control, (d) the date 12 months after the Change in Control Date, if the Executive is still employed by the Company as of such later date, or (e) the fulfillment by the Company of all of its obligations under Section 4 if the Executive’s employment with the Company terminates within 12 months following the Change in Control Date. “Term” shall mean the period commencing as of the Effective Date and continuing in effect through December 31, 2016.

3. Benefits Prior to a Change in Control.

3.1 Termination of Employment Without Cause or Upon Death. Subject to the terms and conditions set forth in Section 5, in the event that the Executive’s employment is terminated because of the death of the Executive or by the Company without Cause at any time prior to a Change in Control (such date of termination or death, the “Section 3 Date of Termination”), the Executive (or Executive’s heirs) shall be entitled to the following aggregate benefits:

(a) The sum of (i) an amount equal to the average of the Executive’s bonuses earned during the last 3 full fiscal years (or such lesser number of years in which the Executive earned a bonus), (“Average Bonus”) divided by 2, with the resulting amount multiplied by a fraction, the numerator of which is the number of days preceding the Section 3 Date of Termination in the current bonus period and the denominator of which is the total number of days in the current bonus period (the “Pro-Rata Bonus”), (ii) any prior period bonus approved by the Board or the Compensation Committee of the Board but not paid, (iii) the amount of any accrued base salary and/or vacation pay to the Section 3 Date of Termination, in each case to the extent not previously paid (the sum of the amounts described in clauses (ii) and (iii) shall be herein referred to as “Accrued Obligations”), payable in a lump sum in cash within 55 days following the Section 3 Date of Termination; and

(b) An amount, capped at 1.5 times the Executive’s base salary then in effect, equal to (i) Executive’s annual base salary then in effect multiplied by 0.67, plus (ii) one (1) month of the Executive’s monthly base salary then in effect for each whole year of the Executive’s employment by the Company, as measured from the Section 3 Date of Termination (the “Section 3 Termination Payment Period”), which amount shall be paid as a lump sum cash payment within 55 days following the Section 3 Date of Termination (subject to Section 3.2 below). Existing option, restricted stock and other equity awards will continue to be governed by the terms of their respective grants and plan provisions.

For the avoidance of doubt, the bonus shall be determined by (a) including bonuses earned for the prior three fiscal years, regardless of whether such bonus amounts were paid during such fiscal year or in the following fiscal year and (b) excluding any bonus amount paid during any of such three fiscal years that was earned for any fiscal year prior to such three fiscal years.

3.2 Release. The payment to the Executive (or Executive’s heirs) of the amounts and benefits payable under Sections 3.1(a)(i) and 3.1(b) shall be contingent upon both (i) the execution by the Executive (or Executive’s heirs) of a separation agreement and release in a form reasonably acceptable to the Company and substantially as set forth in Exhibit A to this Agreement (the “Executive Release”) and upon the Executive Release becoming effective and irrevocable in accordance with its terms within 55 days following the Section 3 Date of Termination and (ii) agreement by the Executive to standard confidentiality obligations, a non-solicitation of Company customers for six-months following the Section 3 Date of Termination and a non-solicitation of Company employees for twelve-months following the Section 3 Date of Termination, provided that the Executive signs such agreement by the 55th day following his or her Section 3 Date of Termination. Executive will be given a 21 day period to review and consider the release (such period may be extended to 45 days if required under applicable law) and the Executive may revoke the release for a period of 7 days, during which time the release shall not become effective or enforceable until the revocation period has expired.

3.3 Sole Remedy. The payments under this Section 3 constitute the sole remedy of the Executive as a result of the circumstances set forth in this Section 3.

4.     Benefits after a Change in Control.

4.1 Termination of Employment.

(a) If the Change in Control Date occurs during the Term, any termination of the Executive’s employment by the Company or by the Executive within 12 months following the Change in Control Date or termination due to the Executive’s death within 12 months following the Change in Control Date, shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 8. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be (I) the close of business on the date specified in the Notice of Termination (which date may not be more than 45 days after the date of delivery of such Notice of Termination) or (II) the date of the Executive’s death.

(b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c) Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board at which the Executive may, at the Executive’s election, be represented by counsel and at which Executive shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than 15 days prior written notice to the Executive stating the Board’s intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board believes constitutes Cause for termination.

(d) Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the occurrence of the event(s) or circumstance(s) that constitute(s) Good Reason. Notwithstanding the foregoing, such occurrence shall not be deemed to constitute Good Reason unless (i) within 30 days of the Company’s receipt of the Notice of Termination, such event or circumstance has not been fully corrected and the Executive has not been reasonably compensated for any losses or damages resulting therefrom and (ii) the Executive’s Date of Termination occurs within two years following the Company’s receipt of the Notice of Termination.

4.2 Benefits to Executive.

4.2.1. Stock Acceleration. For each equity award (including options and other awards) granted to the Executive prior to the Effective Date, if the Change in Control Date occurs during the Term, then, effective upon the Change in Control Date, (a) each outstanding option to purchase shares of Common Stock of the Company held by the Executive (or Executive’s heirs) shall become immediately exercisable in full, (b) each outstanding restricted stock award (“RS”) or restricted stock unit (“RSU”) shall be deemed to be fully vested and, for RSUs, the shares of Company Stock will be delivered upon vesting and (c) notwithstanding any provision in any applicable option agreement to the contrary, each such option shall continue to be exercisable by the Executive (to the extent such option was exercisable on the Date of Termination) until the earlier of (i) a period of six months following the Date of Termination and (ii) the original expiration date of such option.

For each equity award (including options and other awards) granted to the Executive after the Effective Date and prior to the Change in Control Date, if the Change in Control Date occurs during the Term and the Date of Termination occurs within 12 months following the Change in Control Date due to death, a termination without Cause or a termination for Good Reason, then, effective upon the Date of Termination, (a) each outstanding option to purchase shares of Common Stock of the Company held by the Executive (or Executive’s heirs) shall become immediately exercisable in full, (b) each outstanding restricted stock award or RSU shall be deemed to be fully vested and, for RSUs, the shares of Company Stock will be delivered upon vesting and (c) notwithstanding any provision in any applicable option agreement to the contrary, each such option shall continue to be exercisable by the Executive (to the extent such option was exercisable on the Date of Termination) until the earlier of (i) a period of twelve months following the Date of Termination and (ii) the original expiration date of such option.
4.2.2    Compensation. If the Change in Control Date occurs during the Term and the Executive’s employment with the Company terminates within 12 months following the Change in Control Date, the Executive shall be entitled to the following additional benefits:
(a) Termination Upon Death, Without Cause or for Good Reason. Subject to the terms and conditions set forth in Sections 4.4 and 5, if the Executive’s employment with the Company is terminated (i) because of the death of the Executive or (ii) by the Company (other than for Cause or by reason of the Executive’s Disability) or by the Executive for Good Reason in each case within 12 months following the Change in Control Date, then the Executive shall be entitled to a lump sum payment in cash, payable within 55 days following the Date of Termination, of the aggregate of the following amounts:
(1)the Accrued Obligations;
(2)an amount equal to 1.5 times the Executive’s annual base salary then in effect;
(3)Average Bonus; and
(4)a taxable lump-sum cash payment equal to the Executive’s aggregate premiums to continue his or her existing group health coverage (medical, dental, and vision) in effect as of the Date of Termination pursuant to 29 U.S.C. §§ 1161-1169 (“COBRA”) for a period of 12 months (which payment shall be made if the Executive elects COBRA continuation coverage within 55 days following the Date of Termination.).

(b) Termination upon Disability. Subject to the terms and conditions set forth in Sections 4.4 and 5, if the Executive’s employment with the Company is terminated by reason of the Executive’s Disability, then the Company shall pay the Executive in a lump sum in cash within 55 days following the Date of Termination, the Accrued Obligations and the Pro-Rata Bonus; provided, however, that the Pro Rata Bonus shall be paid to the Executive no later than March 15th of the calendar year immediately following the calendar year in which the Executive suffers such Disability or the Executive shall thereafter no longer be eligible to receive such a bonus.

4.3 Taxes. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided (i.e. a “best results provision”) determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made by the Company’s independent accountants at the expense of the Company. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section shall not of itself limit or otherwise affect any other rights of Executive under this Agreement. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section then the payments shall be reduced or eliminated in the following order: (W) any cash payments, (X) any taxable benefits, (Y) any nontaxable benefits, and (Z) any vesting of equity awards, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax.

4.4 Release. The payment to the Executive (or the Executive’s heirs) of the amounts and benefits payable under Section 4.2.2 shall be contingent on both (i) the execution by the Executive (or the Executive’s heirs) of the Executive Release and upon the Executive Release becoming effective in accordance with its terms within 55 days following the Date of Termination and (ii) agreement by the Executive to standard confidentiality, a non-solicitation of Company customers for six-months following the Change in Control and a non-solicitation of Company employees for twelve months following the Change in Control, provided that the Executive signs such agreement by the 55th day following his or her Date of Termination. Executive will be given a 21 day period to review and consider the release (such period may be extended to 45 days if required under applicable law) and the Executive may revoke the release for a period of 7 days, during which time the release shall not become effective or enforceable until the revocation period has expired.

4.5 Sole Remedy. The payments under this Section 4 constitute the sole remedy of the Executive in the circumstances set forth in this Section 4.

5. Payments Subject to Section 409A. Subject to the provisions in this Section 5, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the Section 3 Date of Termination or the Date of Termination, as applicable. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement.

5.1 If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

5.2 If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

5.2.1 Each severance payment and benefit due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

5.2.2 Each severance payment and benefit due under this Agreement that is not described in Section 5.2.1 above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such payments and benefits that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service; provided, however, that the preceding provisions of this sentence shall not apply to any severance payments and benefits if and to the maximum extent that any such payment or benefit is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).

5.3 The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).

5.4 All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

5.5 Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

6. Disputes.

6.1 Settlement of Disputes. All claims by the Executive for benefits under Sections 3 and 4 of this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim.

6.2 Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest by the Company, the Executive or others regarding the validity or enforceability of, or liability under, Sections 3 and 4 of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement); provided that Executive prevails in the outcome of such claim or contest.

6.3 Compensation During a Dispute. Subject to any limitations under Section 409A, if the Change in Control Date occurs during the Term and the Executive’s employment with the Company terminates within 12 months following the Change in Control Date, and the right of the Executive to receive benefits under Section 4 (or the amount or nature of the benefits to which Executive is entitled to receive) are the subject of a dispute between the Company and the Executive, the Company shall continue (a) to pay Executive, the Executive’s base salary in effect as of the Measurement Date and (b) to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them, if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date, until such dispute is resolved either by mutual written agreement of the parties or by final adjudication. Following the resolution of such dispute, the sum of the payments made to the Executive under clause (a) of this Section 6.3 shall be deducted from any cash payment which the Executive is entitled to receive pursuant to Section 4, if any; and if such sum exceeds the amount of the cash payment which the Executive is entitled to receive pursuant to Section 4, if any, the excess of such sum over the amount of such payment shall be repaid (without interest) by the Executive to the Company within 60 days of the resolution of such dispute.

7. Successors.

7.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place, provided that: (i) nothing in this Agreement shall oblige any successor to pay any further sums to the Executive in the event that the Company has fulfilled its obligations to make payments to the Executive and/or the Agreement expires due to any other term set forth in Section 2 above; and (ii) the successor shall not be entitled to ignore the occurrence of a Change in Control in order to avoid any obligations under this Agreement. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

7.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or Executive’s family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

8. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 2560 Junction Avenue, San Jose, CA 95134, Attn: General Counsel, and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

9. Miscellaneous.

9.1    Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

9.2     Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.3    Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

9.4    Exclusive Severance Benefits. The making of the payments and the provision of the benefits by the Company to the Executive under this Agreement shall constitute the entire obligation of the Company to the Executive as a result of the termination of Executive’s employment, and the Executive shall not be entitled to additional payments or benefits as a result of such termination of employment under any other plan, program, policy, practice, contract or agreement of the Company or its subsidiaries.

9.5    Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in Sections 3.1 and 4.2.2 by seeking other employment or otherwise. Further, the amount of any payment or benefits provided for in this Agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

9.6    Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time. If the Executive’s employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Executive shall not be entitled to any benefits hereunder except as otherwise provided pursuant to Section 3 or 4.

9.7    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflicts of law principles.

9.8    Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

9.9    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

9.10    Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

9.11     Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

9.12     Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

9.13    Executive’s Acknowledgements. The Executive acknowledges that Executive: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; and (c) understands the terms and consequences of this Agreement; and (d) understands that by executing this Agreement, the Employee forever waives and forfeits all rights under any prior agreements relating to the subject matter herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

Oclaro, Inc.
By:
Title:

Executive

Adam Carter
Address:
23054 Evergreen Lane
Los Gatos, CA 95033

Exhibit A
Form of Executive Release Agreement
This Release Agreement (the “Agreement”) is between Oclaro, Inc. (“Company”) and ____________ (“Executive”).
Recital
The Company and Executive have entered into an Executive Severance and Retention Agreement dated ____________ ___, 20___ (“ESRA”), providing for the execution of this release as a condition to receipt of benefits under the ESRA.
1.    Consideration.
a.    The Recital set forth above is incorporated herein by reference as if fully set forth. All capitalized terms used in this Agreement have the same meaning as those contained in the ERSA, except where expressly defined otherwise.
b.    Executive expressly acknowledges and agrees that as of the date this Agreement is signed and except as otherwise provided in subparagraph 1(b) above, Executive has received all compensation Executive has earned while employed by the Company, save and except for base salary which has accrued since Executive’s last paycheck from the Company. Executive further acknowledges and agrees that as of the date this Agreement is signed, Executive has submitted for reimbursement all claims which he has for reimbursement of expenses Executive has incurred in connection with the performance of Executive’s duties for the Company, and that Executive has no dispute with the Company pertaining to any expense reports and reimbursements submitted to or received from the Company.
2.    Release. As of the date Executive signs this Agreement, Executive waives all claims Executive might have against the Company (or any person or entity that could be made liable through the Company, including such persons as officers, directors, partners, members, managers, employees, representatives, agents, assigns, investors, stockholders, insurers, purchasers, successors, assigns, and others) arising out of or relating in any manner to Executive’s prior or current relationship, or change of relationship, with the Company, whether or not Executive’s claims have matured and whether or not Executive is aware of such claims. As used throughout this Agreement, “claims” means and includes all claims for breach of contract, fraud, discrimination on any prohibited basis (including, but not limited to, race, color, ancestry, national origin, religion, disability, age, sex, sexual orientation, gender identity, medical condition, marital status, or veteran status), breach of the covenant of good faith and fair dealing, violation of any statute, defamation, breach of any benefit plan provision, breach of any California Labor Code provision, breach of any Business & Professions Code provision, breach of any securities laws or regulations, breach of any Corporations Code provision, interference with contract, interference with economic advantage, violation of ERISA, violation of any wage and hour laws (including any applicable wage orders and regulations) and any other claim arising out of or relating in any manner to the parties’ former or current relationship, or change of that relationship. Executive specifically waives the provisions of Civil Code section 1542 which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Company and Executive agree that this release does not apply to claims which cannot be waived as a matter of law or public policy (including, by way of example, claims for unemployment insurance benefits, or claims arising under the Workers Compensation Act). In addition to the foregoing, Executive expressly represents and warrants that Executive has not and will not assign any claim released in this Agreement to any other person or entity. Executive will indemnify and defend the Company for all liabilities (including costs, attorneys fees, damages, settlements, compromises, judgments, penalties, interest, and any other sums) it incurs arising in whole or part from Executive’s untrue representation and warranty.

[Remainder of Page Intentionally Blank]

3.    Miscellaneous. This Agreement is the complete agreement between the Company and Executive concerning the subject matters discussed herein, and supersedes all previous discussions, understandings, and agreements between them concerning said matters, except as otherwise expressly stated in this Agreement. This Agreement is governed by California law (except to the extent its conflict of laws principles would apply the law of a different jurisdiction), is entered into and performed entirely in Santa Clara County, San Jose, California. If any provision of this is found invalid by any court having jurisdiction, the remainder of this Agreement shall be fully valid and enforceable. Executive and the Company understand this is a binding, legal agreement. This Agreement is binding on the parties’ respective heirs, successors, assigns, and representatives

“Executive”

DATED:________________________ ___________________________
Signature

_

Print Name
__________________________

“Company”
Oclaro, Inc.

DATED:__________________________ By:__________________________
Signature

___________________________
Print Name, Title